Exhibit 32.1

Certification of President and Chief Executive Officer

The undersigned President and Chief Executive Officer of CenterState Banks, Inc. does hereby certify, to such officer’s knowledge, that this report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and that the information contained in this report fairly presents, in all material respects, the financial condition and results of operation of CenterState Banks, Inc.

/s/ Ernest S. Pinner
Ernest S. Pinner,
President and Chief Executive Officer

Date: March 5, 2014